EXHIBIT 99.1

CONTACT:	ICR, Inc. Allison Malkin/Rachel Schacter 203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER RESULTS

~ Second Quarter Operating Income more than Doubles to $10.7 million ~

~ Second Quarter Diluted EPS Increased 78.0% to $0.32 per share ~

~ Increases Full Year Guidance ~

Paramus, NJ – August 28, 2012 -- Movado Group, Inc. (NYSE: MOV) today announced second quarter and six month results for the period ended July 31, 2012.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Our positive momentum continued in the second quarter driven by the ongoing success of our strategic initiatives, which fueled a solid increase in net sales, expansion in gross margin and a more than doubling of operating income as compared to the second quarter last year.  Our expansion strategies, strong operating infrastructure combined with the disciplined management of expenses and inventory has provided us with a sustained platform to continue our growth during the balance of fiscal 2013 and in the future.  As we begin the third quarter, we are excited about our upcoming re-launch of our Ebel and ESQ collections and expect continued strength within our Movado and licensed brands.”

Second Quarter Fiscal 2013

—
Net sales increased 4.2% to $118.0 million and rose 7.6% on a constant dollar basis compared to $113.2 million in the second quarter of fiscal 2012 driven by growth in the Company’s Movado and licensed brands.  This growth was partially offset by the planned reduction in sales of the Company’s ESQ and Ebel brands ahead of their fall re-launch.  (See attached table for GAAP and Non-GAAP measures.)

—	Net sales on a constant dollar basis increased 15.1% over the prior year, excluding the impact of the ESQ and Ebel sales noted above. (See attached table for GAAP and Non-GAAP measures.)
—
Gross profit was $65.8 million, or 55.7% of sales, compared to $60.9 million, or 53.8% of sales, in the second quarter last year. The increase in gross margin percentage was primarily the result of reductions in and leverage gained on certain fixed costs as well as a favorable impact of changes in foreign currency exchange rates. During the second quarter of fiscal 2012, $0.8 million of excess movements were sold as part of the Company’s inventory reduction initiative and unfavorably impacted gross margin by 40 basis points.
—
Operating expenses decreased $0.9 million, or 1.6%, to $55.0 million compared to $55.9 million in the second quarter last year.  This decrease was primarily the result of the favorable effect of fluctuations in foreign currency exchange rates partially offset by higher compensation expense and performance-based compensation.

—	Operating income increased to $10.7 million, or 9.1% of net sales compared to operating income of $5.0 million, or 4.4% of net sales in the second quarter of fiscal 2012.
—
The Company recorded a tax provision of $2.5 million, which equates to an effective tax rate of 23.6% compared to an effective tax rate of 16.0% in the second quarter of fiscal 2012.  The effective tax rate for both periods was impacted by the application of guidelines related to accounting for income taxes in interim periods as well as accounting for valuation allowances.

—
Net income was $8.1 million, or $0.32 per diluted share compared to $4.4 million, or $0.18 per diluted share, in the second quarter of fiscal 2012. Net income for the second quarter of fiscal 2012 included a $0.7 million, or $0.02 per diluted share, pre-tax gain from the sale of a building.

—	EBITDA increased to $13.4 million compared to EBITDA of $8.0 million in the second quarter of fiscal 2012. (See attached table for GAAP and Non-GAAP measures.)

First Half Fiscal 2013

—
Net sales increased 9.2% to $221.7 million and rose 11.6% on a constant dollar basis compared to $203.1 million in the first six months of fiscal 2012 driven by growth in the Company’s Movado and licensed brands.  This growth was partially offset by the planned reduction in sales of the Company’s ESQ and Ebel brands ahead of their fall re-launch.  (See attached table for GAAP and Non-GAAP measures.)

—	Net sales on a constant dollar basis increased 19.2%, excluding the impact of both the ESQ and Ebel sales noted above. (See attached table for GAAP and Non-GAAP measures.)
—
Gross profit was $124.8 million, or 56.3% of sales, compared to $109.6 million, or 54.0% of sales in the same period last year.  The increase in gross margin percentage was primarily the result of a favorable shift in channel and product mix, as well as reductions in and leverage gained on certain fixed costs.

—
Operating expenses increased $2.6 million, or 2.5%, to $105.5 million versus $103.0 million in the same period last year.  This increase was primarily the result of higher compensation expense and performance-based compensation, partially offset by the favorable effect of fluctuations in foreign currency exchange rates.

—	Operating income increased to $19.2 million, or 8.7% of net sales compared to operating income of $6.6 million, or 3.2% of net sales in the first six months of fiscal 2012.
—
The Company recorded a tax provision in the first six months of fiscal 2013 of $4.1 million, which equates to an effective tax rate of 21.7% compared to an effective tax rate of 23.8% for the first six months of fiscal 2012.  The effective tax rate for the first six months of both fiscal years was impacted by the application of guidelines related to accounting for income taxes in interim periods as well as accounting for valuation allowances.
—
Net income was $14.7 million, or $0.58 per diluted share compared to $4.9 million, or $0.19 per diluted share, in the first six months of fiscal 2012.  Net income included a $0.7 million, or $0.02 per diluted share, pre-tax gain from the sale of a building in the second quarter of fiscal 2012.

—	EBITDA was $24.9 million compared to EBITDA of $12.5 million in the same period of fiscal 2012. (See attached table for GAAP and Non-GAAP measures.)

Rick Coté, President and Chief Operating Officer, stated, “We are pleased to deliver another strong quarter that included a 7.6% increase in net sales on a constant dollar basis.  More reflective of the strength of our business and the growing importance of our brands is our 15.1% increase in constant dollar sales, excluding the planned sales reduction in anticipation of our re-launch of Ebel and ESQ this fall.  The disciplined execution of our strategies has resulted in improvement in key financial metrics and increased demand for our brands across geographies.  We expanded gross margin by 190 basis points in the quarter and reduced SG&A as a percent of sales by 280 basis points, which led to expansion of operating margin to 9.1% from 4.4% in the second quarter last year.    Our balance sheet remained in excellent shape with increased cash and no debt.  We believe we remain well positioned to deliver our fiscal 2013 objectives as we enter the second half of the year.”

Fiscal 2013 Guidance
The Company increased its earnings guidance for fiscal 2013:

The Company currently expects net sales to increase approximately 10% to $510 million. Operating income is currently expected to increase approximately 43-46% to a range of $49.0 million to $50.0 million and EBITDA is expected to increase over 30% to a range of $60.0 million to $61.0 million.  The effective tax rate for fiscal 2013 is currently expected to approximate 25%.  Net income is expected to increase approximately 45% to a range of $35.5 million to $36.0 million, or approximately $1.40 per diluted share.

This compares to the Company’s previous guidance for fiscal 2013 that included net sales to increase approximately 9% to a range of $505 million to $510 million; an effective tax rate of 30%; net income of $29.0 million to $29.7 million and diluted earnings per share of approximately $1.15.

The Company’s guidance is on a comparable basis to non-GAAP adjusted fiscal 2012 results adjusted for unusual items and to now reflect a 25% effective tax rate.  The Company's guidance also assumes no unusual items or significant fluctuations in foreign currency exchange rates for the remainder of fiscal

2013, but does include anticipated startup infrastructure investment related to the Ferrari branded watch license with no corresponding sales expected in this fiscal year.

Quarterly Dividend
The Company also announced that on August 28, 2012 the Board of Directors approved a cash dividend payment on September 24, 2012 in the amount of $0.05 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on September 10, 2012.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, August 28th at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing (877) 548-7913.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:30 p.m. ET on August 28, 2012 until 11:59 p.m. ET on September 4, 2012 and can be accessed by dialing 1-877-870-5176 and entering replay pin number 9779947.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® by Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States. Movado Group, Inc. also plans to launch a collection of SCUDERIA FERRARI® watches beginning in fiscal 2014.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting EBITDA which is calculated as the sum of the Company’s operating income under GAAP plus the amount of the Company’s depreciation and amortization.  The Company believes that EBITDA is useful as a performance measure since it gives investors a measure of the Company's ability to generate cash to service its debt and other cash expenditures. This non-GAAP financial measure is designed to complement the GAAP financial information presented in this release.  Additionally, the Company presents constant currency financial information excluding the ESQ and Ebel brands sales, which is a non-GAAP financial measure.  The Company uses constant currency information excluding the ESQ and Ebel brands sales to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations and the planned reduction of the ESQ and Ebel sales in the current year.  The Company believes this information is useful to investors to facilitate comparisons of operating results.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, potential effects of economic and currency instability in Europe and countries using the Euro as their functional currency, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2012	2011	2012	2011

Net sales	$118,027	$113,231	$221,682	$203,085

Cost of sales	52,269	52,285	96,899	93,516

Gross profit	65,758	60,946	124,783	109,569

Selling, general and administrative	55,009	55,932	105,546	102,975

Operating income	10,749	5,014	19,237	6,594

Other income	-	747	-	747
Interest expense	(73)	(315)	(218)	(698)
Interest income	2	17	18	46

Income before income taxes	10,678	5,463	19,037	6,689

Provision for income taxes	2,524	875	4,122	1,590

Net income	8,154	4,588	14,915	5,099

Less: Net income attributed to noncontrolling interests	96	180	224	200

Net income attributed to Movado Group, Inc.	$8,058	$4,408	$14,691	$4,899

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.32	$0.18	$0.58	$0.19
Weighted diluted average shares outstanding	25,506	25,185	25,450	25,140

MOVADO GROUP, INC.
GAAP and Non-GAAP Measures
(In thousands, except for percentage data)
(Unaudited)

					% Change
					Constant Dollar
	As Reported			% Change	without
	Three Months Ended		% Change	Constant	ESQ and
	July 31,		As Reported	Dollar	Ebel Brands

	2012	2011

Total Net sales	118,027	113,231	4.2%	7.6%	15.1%

					% Change
					Constant Dollar
	As Reported			% Change	without
	Six Months Ended		% Change	Constant	ESQ and
	July 31,		As Reported	Dollar	Ebel Brands

	2012	2011

Total Net sales	221,682	203,085	9.2%	11.6%	19.2%

MOVADO GROUP, INC.
GAAP and Non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2012	2011	2012	2011

Operating income (GAAP)	$10,749	$5,014	$19,237	$6,594
Depreciation and amortization	2,641	2,957	5,692	5,900
EBITDA (non-GAAP)	$13,390	$7,971	$24,929	$12,494

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	January 31,	July 31,
	2012	2012	2011
ASSETS

Cash and cash equivalents	$156,338	$182,201	$128,781
Trade receivables	59,714	61,235	69,672
Inventories	170,414	163,680	196,611
Other current assets	22,634	25,516	32,461
Total current assets	409,100	432,632	427,525

Property, plant and equipment, net	32,333	36,290	37,308
Deferred income taxes	14,529	14,959	8,279
Other non-current assets	23,512	22,162	22,861
Total assets	$479,474	$506,043	$495,973

LIABILITIES AND EQUITY

Accounts payable	$24,364	$33,814	$23,109
Accrued liabilities	41,302	51,564	42,809
Deferred and current income taxes payable	3,438	1,015	456
Total current liabilities	69,104	86,393	66,374

Deferred and non-current income taxes payable	7,438	7,291	7,169
Other non-current liabilities	19,447	18,285	18,362
Noncontrolling interests	2,614	2,708	2,458
Shareholders' equity	380,871	391,366	401,610
Total liabilities and equity	$479,474	$506,043	$495,973

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	July 31,

	2012	2011
Cash flows from operating activities:
Income from operations	$14,915	$5,099
Depreciation and amortization	5,692	5,900
Other non-cash adjustments	1,880	223
Changes in working capital	(24,101)	1,012
Changes in non-current assets and liabilities	(477)	141
Net cash (used in) / provided by operating activities from continuing operations	(2,091)	12,375
Net cash (used in) operating activities from discontinued operations	(2)	(20)
Net cash (used in) / provided by operating activities	(2,093)	12,355

Cash flows from investing activities:
Capital expenditures	(2,446)	(3,184)
Proceeds from sale of an asset held for sale	-	1,165
Trademarks	(110)	(91)
Net cash (used in) investing activities	(2,556)	(2,110)

Cash flows from financing activities:
Dividends paid	(15,083)	(1,491)
Other financing	424	67
Net cash (used in) financing activities	(14,659)	(1,424)

Effect of exchange rate changes on cash and cash equivalents	(6,555)	16,944
Net change in cash and cash equivalents	(25,863)	25,765
Cash and cash equivalents at beginning of period	182,201	103,016

Cash and cash equivalents at end of period	$156,338	$128,781